Exhibit 99.1

ADMINISTAFF ANNOUNCES THIRD QUARTER RESULTS

•	Q3 revenues increase 10.1% on 6.1% unit growth
•	Year-to-date earnings per share increase 12.9%
•	Year-to-date EBITDA increases 5.7% to $68 million
•	Working capital totals $109 million at September 30

HOUSTON - Nov. 3, 2008 - Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today announced results for the third quarter and nine months ended September 30, 2008. The company reported 2008 third quarter net income of $11.9 million, or $0.46 diluted earnings per share compared to $12.2 million and $0.45 diluted earnings per share in the 2007 period. Lower interest rates negatively impacted investment income, discounting of workers’ compensation reserves and the effective income tax rate by $0.05 per share in the 2008 period when compared to the third quarter of 2007. For the nine months ended September 30, 2008, the company reported net income of $36.1 million, or $1.40 diluted earnings per share.

Third Quarter Results

Revenues for the third quarter of 2008 increased 10.1% over the 2007 period to $421.9 million, due to a 6.1% increase in the average number of worksite employees paid per month and a 3.7% increase in revenues per worksite employee per month.

“Administaff continues to produce solid results in spite of turmoil in the marketplace and the disruption of Hurricane Ike,” said Paul J. Sarvadi, Administaff chairman and chief executive officer. “We believe our target market strategy to aggregate the most successful small to medium-sized businesses builds considerable resiliency into our business model in a difficult economic environment.”

Gross profit increased 13.9% to $85.5 million from $75.0 million in the third quarter of 2007. The average gross profit per worksite employee per month was $239, compared to $222 in the 2007 period. This increase was a result of a higher surplus on direct cost programs, with improvements in both payroll taxes and benefits.

Operating expenses for the quarter increased 15.8% to $68.6 million, largely attributable to salaries and wages associated with sales and service staffing levels, including those related to the company’s mid-market initiative.

Operating income for the third quarter of 2008 increased 7.1% to $16.9 million, with an average operating income per worksite employee per month of $47, consistent with the 2007 period.

Interest income for the quarter declined 41.6% to $1.7 million from $3.0 million in the 2007 period. This decline was a result of lower yields on the company’s investments.

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Administaff, Inc.

Year-to-Date Results

Year-to-date revenues were $1.3 billion, an 11.2% increase over the 2007 period, due to a 7.2% increase in the average number of worksite employees paid per month and a 3.8% increase in revenues per worksite employee per month. Gross profit for the nine months ended September 30, 2008 increased 15.6% to $256.2 million. The average gross profit per worksite employee per month increased 7.9% over the 2007 period to $245.

Year-to-date operating expenses increased 15.9% to $205.7 million. On a per worksite employee per month basis, operating expenses increased 7.7% over the 2007 period. The resulting operating income for the nine months ended September 30, 2008, was $50.5 million compared to $44.1 million in the 2007 period.

EBITDA for the first nine months of the year increased 5.7% over 2007 to $68.0 million. During the period, the company returned $28.7 million to shareholders, including share repurchases of $19.6 million and dividends of $9.1 million.

“Our strong cash position allows us to take advantage of current market conditions, as we repurchase shares at very attractive prices,” said Douglas S. Sharp, senior vice president of finance, chief financial officer and treasurer. “We have repurchased 432,894 shares since our preliminary third quarter release and have now bought back over 1.5 million shares year to date.”

Administaff will be hosting a conference call today at 10 a.m. ET to discuss these results, give guidance for the fourth quarter 2008, and answer questions from investment analysts. To listen in, call 800-573-4842 and use passcode 27570929. The call will also be webcast at http://www.administaff.com/investor_relations. The conference call script and company guidance will be available at the same Web site later today. A replay of the conference call will be available at 888-286-8010, passcode 52091327, for two weeks after the call. The webcast will be archived for one year.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity. The company operates 49 sales offices in 24 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

Administaff, Inc.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our current expectations, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) increases in health insurance costs and workers’ compensation rates and underlying claims trends, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of our operations; (iv) the effectiveness of our sales and marketing efforts; (v) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vi) our liability for worksite employee payroll and benefits costs; and (vii) an adverse final judgment or settlement of claims against Administaff. These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Cash and cash equivalents	$189,470	$135,793
Restricted cash	35,689	35,318
Marketable securities	226	74,880
Accounts receivable	175,814	134,834
Prepaid expenses and other current assets	32,691	28,668
Income taxes receivable	—	3,918
Total current assets	433,890	413,411

Property and equipment, net	89,265	77,941
Deposits	62,016	63,720
Other assets	9,514	5,579
Total assets	$594,685	$560,651

Liabilities and Stockholders’ Equity
Accounts payable	$4,476	$5,236
Payroll taxes and other payroll deductions payable	80,270	113,929
Accrued worksite employee payroll expense	156,350	110,406
Accrued health insurance costs	13,486	19,297
Accrued workers’ compensation costs	37,530	37,150
Deferred income taxes	3,237	1,066
Income tax payable	217	—
Other accrued liabilities	28,776	28,518
Current portion of capital leases	640	629
Total current liabilities	324,982	316,231

Long-term capital leases	59	537
Accrued workers’ compensation costs	43,794	39,116
Deferred income taxes	7,883	6,092
Total noncurrent liabilities	51,736	45,745

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	138,847	138,640
Treasury stock, cost	(131,454)	(123,600)
Accumulated other comprehensive income, net of tax	—	5
Retained earnings	210,265	183,321
Total stockholders’ equity	217,967	198,675
Total liabilities and stockholders’ equity	$594,685	$560,651

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2008	2007	Change	2008	2007	Change

Operating results:
Revenues (gross billings of $2.560 billion, $2.316 billion, $7.570 billion and $6.781 billion, less worksite employee payroll cost of $2.138 billion, $1.932 billion, $6.271 billion and $5.613 billion, respectively)	$421,914	$383,380	10.1%	$1,298,449	$1,167,896	11.2%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	336,415	308,338	9.1%	1,042,282	946,320	10.1%
Gross profit	85,499	75,042	13.9%	256,167	221,576	15.6%
Operating expenses:
Salaries, wages and payroll taxes	39,373	31,774	23.9%	113,779	96,895	17.4%
Stock-based compensation	2,337	1,885	24.0%	7,630	5,628	35.6%
General and administrative expenses	16,642	15,576	6.8%	52,304	45,798	14.2%
Commissions	3,211	3,104	3.4%	9,579	8,727	9.8%
Advertising	3,062	3,074	(0.4)%	10,998	9,134	20.4%
Depreciation and amortization	3,951	3,827	3.2%	11,396	11,251	1.3%
Total operating expenses	68,576	59,240	15.8%	205,686	177,433	15.9%
Operating income	16,923	15,802	7.1%	50,481	44,143	14.4%
Other income	1,733	2,935	(41.0)%	6,076	8,867	(31.5)%
Income before income tax expense	18,656	18,737	(0.4)%	56,557	53,010	6.7%
Income tax expense	6,727	6,583	2.2%	20,485	18,819	8.9%
Net income	$11,929	$12,154	(1.9)%	$36,072	$34,191	5.5%
Diluted net income per share of common stock	$0.46	$0.45	2.2%	$1.40	$1.24	12.9%
Diluted weighted average common shares outstanding	25,837	26,873		25,793	27,518

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2008	2007	Change	2008	2007	Change

Statistical data:
Average number of worksite employees paid per month	119,389	112,496	6.1%	116,360	108,571	7.2%
Revenues per worksite employee per month (1)	$1,178	$1,136	3.7%	$1,240	$1,195	3.8%
Gross profit per worksite employee per month	239	222	7.7%	245	227	7.9%
Operating expenses per worksite employee per month	191	176	8.5%	196	182	7.7%
Operating income per worksite employee per month	47	47	—	48	45	6.7%
Net income per worksite employee per month	33	36	(8.3)%	34	35	(2.9)%

(1) Gross billings of $7,147, $6,862, $7,228 and $6,940 per worksite employee per month, less payroll cost of $5,969, $5,726, $5,988 and $5,745 per worksite employee per month, respectively.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended			Nine months ended
	September 30,			September 30,
	2008	2007	Change	2008	2007	Change

Payroll cost (GAAP)	$2,137,954	$1,932,491	10.6%	$6,271,168	$5,613,354	11.7%
Less: Bonus payroll cost	131,647	142,231	(7.4)%	477,565	499,006	(4.3)%
Non-bonus payroll cost	$2,006,307	$1,790,260	12.1%	$5,793,603	$5,114,348	13.3%

Payroll cost per worksite employee (GAAP)	$5,969	$5,726	4.2%	$5,988	$5,745	4.2%
Less: Bonus payroll cost per worksite employee	367	421	(12.8)%	456	511	(10.8)%
Non-bonus payroll cost per worksite employee	$5,602	$5,305	5.6%	$5,532	$5,234	5.7%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Nine months ended September 30,
	2008	2007

Net income (GAAP)	$36,072	$34,191
Interest expense	54	87
Income tax expense	20,485	18,819
Depreciation and amortization	11,396	11,251
EBITDA	$68,007	$64,348

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense. Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

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Administaff, Inc.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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